Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, CA 92612

February 17, 2021

Aqua Metals, Inc.

2500 Peru Dr.

McCarran, NV 89437

Re: Prospectus Supplement to Registration Statement on Form S‑3

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (SEC File No. 333-235238) (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended, relating to the registration by the Company of, among other things, common stock, par value $0.001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the prospectus supplement dated February 17, 2021 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of 375,000 shares (the “Shares”) of Common Stock. The Shares are to be sold by the Company in accordance with the Series A Preferred Stock Purchase Agreement (“Purchase Agreement”) dated February 15, 2021 between the Company and LINICO Corporation.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statements, the Prospectus Supplement, forms of the First Amended and Restated Certificate of Incorporation, as amended to date (“Certificate of Incorporation”), and the Second Amended and Restated Bylaws of the Company currently in effect, the Purchase Agreement, and the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, and the authorization and approval of the Purchase Agreement and the transactions contemplated thereby (the “Resolutions”), and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Purchase Agreement and as provided in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,
/s/ GREENBERG TRAURIG, LLP